Exhibit 99.1
Media Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
Investors Contact: Earl L. Ward (216) 383-5067
Earl_Ward@lincolnelectric.com
Lincoln Electric Acquires Arc Products
CLEVELAND, Ohio, U.S.A., January 31, 2011 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired substantially all of the assets of Arc Products, a privately-held manufacturer of orbital welding systems and welding automation components based in Southern California. Orbital welding systems are designed to automatically weld pipe and tube in difficult to access locations and for mission-critical applications requiring high weld integrity and sophisticated quality monitoring capabilities. The acquisition will complement Lincoln’s ability to serve global customers in the nuclear, power generation and process industries worldwide.
Arc Products has annual sales of approximately $5 million and employs over 40 people. Terms were not disclosed.
“Orbital welding is one of the fastest growing segments of our industry,” said John M. Stropki, Chairman and Chief Executive Officer. “Arc Products has a robust and cost effective line of orbital welding products that, combined with Lincoln’s advanced welding power sources and applications engineering expertise, will allow us to quickly build a global leadership position in this important segment.”
“Joining with Lincoln will enable us to service and support end-users on a global basis, and will further accelerate our rapid growth in orbital welding systems,” said Victor Miller, President of Arc Products.
“We have been impressed with Arc Products’ strong product line and R&D capabilities, and we believe that Arc Products will help expand and deepen our relationships with key customers,” said Mr. Stropki.
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Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 39 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results subsequent to closing the above-mentioned transaction. The factors include, but are not limited to: the success of post-closing integration efforts; ongoing development of technology; and the retention of key customers and employees.
More generally, the Company’s operating results may also vary from forward-looking statements due to the following factors: the effectiveness of operating initiatives; general economic and market conditions; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
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